Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the STERIS Corporation 2006 Long-Term Equity Incentive Plan of our reports dated May 27, 2011, with respect to the consolidated financial statements of STERIS Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of STERIS Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

August 9, 2011